                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         THE WILLIAMS COMPANIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

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

KEITH E. BAILEY, CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

To the Stockholders of The Williams Companies, Inc.:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Williams Companies, Inc. to be held on Thursday, May 18, 1995, in the Adam's Mark Hotel, 100 East 2nd Street, Tulsa, Oklahoma, commencing at 11 a.m., local time. We look forward to greeting personally as many of our stockholders as possible at the meeting.

     The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on the operations of the Company will be presented at the meeting, followed by a question-and-answer and discussion period.

     We know that most of our stockholders are unable personally to attend the Annual Meeting. Proxies are solicited so that each stockholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

     Thank you for your continued interest in the Company.

                                            Very truly yours,

                                            Keith E. Bailey

Enclosures
March 29, 1995

                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 1995

To the Stockholders of
  The Williams Companies, Inc.

     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of The Williams Companies, Inc. will be held in the Adam's Mark Hotel, 100 East 2nd Street, Tulsa, Oklahoma, on Thursday, May 18, 1995, at 11 a.m., local time, for the following purposes:

          1. To elect five directors of the Company;

          2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for 1995; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 24, 1995, as the record date for the meeting, and only holders of Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

                                             By Order of the Board of Directors

                                                      David M. Higbee
                                                         Secretary

Tulsa, Oklahoma
March 29, 1995

     EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 1995

     This Proxy Statement is furnished by The Williams Companies, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 1995 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments of said meeting. The term "Company" also includes subsidiaries where the context requires.

SOLICITATION AND REVOCATION OF PROXIES AND VOTING

     Execution and return of the enclosed proxy will not in any way affect a stockholder's right to attend the Annual Meeting of Stockholders and to vote in person, and a stockholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by executing a later dated proxy or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

     The expenses of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and proxy, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of the Company's Common Stock. The Company expects to solicit proxies primarily by mail, but directors, officers, employees and agents of the Company may also solicit proxies in person or by telephone or by other electronic means. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for which the Company will pay an estimated $8,500 in fees, plus expenses and disbursements. This Proxy Statement and accompanying proxy were first mailed to stockholders on or about March 30, 1995.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. If a quorum is present, all proposals to be voted on at the Annual Meeting will be decided by a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy, unless the proposal relates to matters on which more than a majority vote is required under the Company's Restated Certificate of Incorporation, as amended, its By-laws or the laws of the State of Delaware, under whose laws the Company is incorporated.

     A stockholder may, with respect to the election of directors: (i) vote for the election of all nominees named herein, (ii) withhold authority to vote for all such nominees, or (iii) vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy. A stockholder may, with respect to each other matter to be voted upon: (i) vote for the matter, (ii) vote against the matter, or (iii) abstain from voting on the matter.

     A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in the broker's name on certain matters in the absence of instructions from the beneficial owner of such stock. Such shares are considered present at the meeting when voted for other purposes and will count for purposes of determining the presence of a quorum. However, such nonvoted shares have the legal effect of a vote against proposals on which voting instructions are not received. Abstaining from voting on a matter also has the legal effect of voting against such matter.

     As a matter of policy, proxies and voting tabulations that identify individual stockholders are kept confidential. Such documents are only made available to those who process the proxy cards, tabulate the vote and serve as inspectors of election, none of whom are Company employees, and certain employees of the Company responsible for the Annual Meeting. The vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

     Only holders of the Company's Common Stock of record at the close of business on March 24, 1995, will be entitled to receive notice of and to vote at the Annual Meeting. The Company had 91,028,261 shares of Common Stock outstanding on the record date, and each share is entitled to one vote.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation, as amended, provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of the Board of Directors, except that the total number of directors may not be less than 5 nor more than 17. The term of each class of directors is normally three years and the term of one class expires each year in rotation.

     Five individuals, all but one of whom are currently directors of the Company, have been nominated for election as directors at the Annual Meeting. Each has been nominated for a three-year term and ten directors will continue in office to serve pursuant to their prior election. In accordance with the recommendation of the Nominating Committee, the Board of Directors proposes that the following nominees be elected: Ms. Patricia L. Higgins and Messrs. Glenn A. Cox, Thomas H. Cruikshank, Gordon R. Parker and Joseph H. Williams. The nominees named have been nominated for full three-year terms expiring in May 1998.

     The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Ms. Patricia L. Higgins and Messrs. Glenn A. Cox, Thomas H. Cruikshank, Gordon R. Parker and Joseph H. Williams. Should any nominee named herein become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in the proxy will vote for the election of such other person or persons as the Nominating Committee may recommend and the Board of Directors may propose to replace such nominee or, if none, the Nominating Committee will recommend that the size of the Board be reduced. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.

     The names of the nominees and the directors whose terms of office will continue after the 1995 Annual Meeting, their principal occupations during the past five years, other directorships held and certain other information are set forth below.

STANDING FOR ELECTION

                                   CLASS III

                            (TERM EXPIRES MAY 1998)

GLENN A. COX, AGE 65

     Director since 1992. Mr. Cox was President and Chief Operating Officer of Phillips Petroleum Company, a company engaged in the exploration, production, refining and marketing of petroleum and in the manufacture and distribution of a wide variety of chemicals, until his retirement in December 1991. Mr. Cox is also a director of BOK Financial Corporation, Helmerich & Payne, Inc. and Union Texas Petroleum Holdings, Inc.

THOMAS H. CRUIKSHANK, AGE 63

     Director since 1990. Mr. Cruikshank is Chairman of the Board and Chief Executive Officer of Halliburton Company, a diversified oil field services, engineering and construction company. He has been an executive of Halliburton for more than five years. Mr. Cruikshank is also a director of The Goodyear Tire & Rubber Company.

PATRICIA L. HIGGINS, AGE 45

     Ms. Higgins is the President, Worldwide Communications Line of Business, Unisys Corporation, an information management company applying information services and technology expertise for business and government in approximately 100 countries, and has been since January 1995. She was a Group Vice President of NYNEX from 1991 to 1994 and was employed by AT&T in various management-level positions from 1977 to 1991. Ms. Higgins is also a director of Fleet Bank and Transco Energy Company.

GORDON R. PARKER, AGE 59

     Director since 1987. Mr. Parker was Chairman of the Board of Newmont Mining Corporation, a company engaged in the exploration for, and the operation and management of, precious metal properties, until his retirement in 1994. Mr. Parker is also a director of Caterpillar, Inc. and Phelps Dodge Corporation.

JOSEPH H. WILLIAMS, AGE 61

     Director since 1969. Mr. Williams is engaged in personal investments. He was Chairman of the Board and Chief Executive Officer of the Company prior to his retirement in 1994. Mr. Williams is also a director of The Prudential Insurance Company of America.

DIRECTORS CONTINUING IN OFFICE

                                    CLASS I

                            (TERM EXPIRES MAY 1996)

ROBERT J. LAFORTUNE, AGE 68

     Director since 1978. Mr. LaFortune is self-employed and manages personal interests and investments. He has been so employed for more than five years. He is the former mayor of Tulsa. Mr. LaFortune is also a director of BOK Financial Corporation.

KAY A. ORR, AGE 56

     Director since 1991. Mrs. Orr served as Governor of Nebraska from 1987 to 1991. Mrs. Orr is also a director of ServiceMaster and VanCom.

JACK A. MACALLISTER, AGE 67

     Director since May 1994. Mr. MacAllister is Chairman Emeritus of U S WEST, Inc., a telecommunications company. Mr. MacAllister retired as Chairman of the Board of U S WEST in 1992. He served as the Chief Executive Officer of U S WEST from 1982 to 1990. Mr. MacAllister is also a director of TELUS Corporation/AGT Limited.

PETER C. MEINIG, AGE 55

     Director since 1993. Mr. Meinig is President and Chief Executive Officer of HM International, Inc., a privately owned diversified manufacturing and management company, and has been for more than five years.

                                    CLASS II

                            (TERM EXPIRES MAY 1996)

HAROLD W. ANDERSEN, AGE 71

     Director since 1988. Mr. Andersen is contributing editor and a director and former Chairman and Chief Executive Officer of The Omaha World-Herald Company. Mr. Andersen is also a director of Avenor, Inc. and American Business Information.

RALPH E. BAILEY, AGE 71

     Director since 1988. Retired Chairman and Chief Executive Officer of Conoco, Inc., Mr. Bailey is currently Chairman of United Meridian Corporation, a publicly traded independent oil and gas exploration and production company, and Chairman and Chief Executive Officer of American Bailey Corporation, a private holding company with interests in manufacturing and mining, and has been for more than five years. Mr. Bailey is also a director of General Signal Corporation.

                                    CLASS II

                            (TERM EXPIRES MAY 1997)

KEITH E. BAILEY, AGE 52

     Director since 1988. Mr. Bailey was elected Chairman of the Board of the Company on May 19, 1994. He was elected President of the Company effective January 1, 1992, and Chief Executive Officer effective January 1, 1994. He was Executive Vice President of the Company from 1986 to 1992. Mr. Bailey is also a director of BOK Financial Corporation, Northwest Pipeline Corporation, Transco Energy Company and Apco Argentina Inc.

ERVIN S. DUGGAN, AGE 55

     Director since May 1994. Mr. Duggan is President and Chief Executive Officer of the Public Broadcasting Service, the network and program distribution company of America's 346 public television stations. He was a Federal Communications Commissioner from 1990 until 1994. From 1981 to 1990, Mr. Duggan managed Ervin S. Duggan Associates, a provider of communications and consulting services to large corporate clients.

JAMES C. LEWIS, AGE 62

     Director since 1978. Mr. Lewis is Chairman of the Board of Optimus Corporation, Tulsa, Oklahoma, an investment company, and has been for more than five years. Mr. Lewis is also a director of CFT, Inc.

JAMES A. MCCLURE, AGE 70

     Director since 1991. Mr. McClure is President of McClure, Gerard & Neuenschwander, Inc., a Washington, D.C.-based government relations consulting firm, and is of counsel to the law firm of Givens, Pursley & Huntley, Boise, Idaho. He was a U.S. Senator from Idaho from 1973 to 1990. Mr. McClure is also a director of Boise Cascade Corporation and Coeur d'Alene Mines Corporation.

                             ---------------------

COMMITTEES, MEETINGS AND DIRECTOR COMPENSATION

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, the Board is not involved in the day-to-day operations of the Company. The Board is kept informed of the Company's business through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports provided to them on a regular basis and by participating in Board and Committee meetings.

     The Board of Directors held 13 meetings during 1994. No director attended less than 75 percent of the Board and Committee meetings. The Board has established standing committees to consider designated matters. The Committees of the Board are Executive, Audit, Nominating and Compensation. In accordance with the By-laws of the Company, the Board of Directors annually elects from its members the members and chairman of each committee.

     Executive Committee. Members: Keith E. Bailey, Chairman, Glenn A. Cox, Robert J. LaFortune, James C. Lewis, Peter C. Meinig and Joseph H. Williams.

     The Executive Committee is authorized to act for the Board of Directors in the management of the business and affairs of the Company, except as such authority may be limited from time to time by the laws of the State of Delaware. The Executive Committee met four times in 1994.

     Audit Committee. Members: Robert J. LaFortune, Chairman, Ervin S. Duggan, James C. Lewis, James A. McClure, Peter C. Meinig and Kay A. Orr.

     The Audit Committee is composed of nonemployee directors. The Audit Committee annually considers the qualifications of the independent auditor of the Company and makes recommendations to the Board on the engagement of the independent auditor. The Audit Committee meets on a scheduled basis with representatives of the independent auditor and is available to meet at the request of the independent auditor. During meetings, the Audit Committee receives reports regarding the Company's books of accounts, accounting procedures, financial statements, audit policies and procedures and other matters within the scope of the Committee's duties. It reviews the plans for and results of audits of the Company and its subsidiaries. It reviews and approves the independence of the independent auditor. It considers and authorizes the fees for both audit and nonaudit services of the independent auditor, and the Committee or its Chairman must authorize in advance any nonaudit services, except for services with a fee of less than $50,000.

     The Audit Committee also meets with representatives of the Company's Audit Services Department. It reviews the results of the internal audits, compliance with the Company's written policies and procedures and the adequacy of the Company's system of internal accounting controls. It meets with the financial and accounting officers of the Company and the executive officers of subsidiary companies to review various aspects of their operations. During 1994, the Audit Committee met four times.

     Nominating Committee. Members: Harold W. Andersen, Chairman, Ralph E. Bailey, Thomas H. Cruikshank, James A. McClure, Kay A. Orr, Gordon R. Parker and Joseph H. Williams.

     The Nominating Committee is composed of nonemployee directors. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board as such vacancies occur, as well as the slate of nominees for election as directors by the stockholders at each Annual Meeting of Stockholders. Additionally, the Committee recommends to the Board the individual to be the Chairman of the Board and Chief Executive Officer. During 1994, the Nominating Committee met four times.

     Qualifications for director candidates include an attained position of leadership in the candidate's field of endeavor, business and financial experience, demonstrated exercise of sound business judgment, expertise relevant to the Company's lines of business and the ability to serve the interests of all stockholders. The Committee will consider director candidates submitted to it by other directors, employees and stockholders. As a requisite to consideration, each recommendation must be accompanied by biographical material on the proposed candidate, as well as an indication that the proposed candidate would be willing to serve as a director if elected. Recommendations with supporting material may be sent to the attention of the Corporate Secretary.

     Compensation Committee. Members: Thomas H. Cruikshank, Chairman, Ralph E. Bailey, Glenn A. Cox, Jack A. MacAllister and Gordon R. Parker.

     The members of the Compensation Committee are nonemployee directors and are ineligible to participate in any of the plans or programs which are administered by the Committee. The Compensation Committee approves the standard for setting salary ranges for executive officers of the Company, reviews and approves the salary budgets for all other officers of the Company and of each subsidiary and specifically reviews and approves the compensation of the senior executives of the Company. It reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. It also approves stock option grants for all executives named herein. See the "Compensation Committee Report on Executive Compensation" elsewhere herein. During 1994, the Compensation Committee met five times.

     Compensation of Directors. Employee directors receive no additional compensation for service on the Board of Directors or Committees of the Board. Directors who are not employees receive an annual retainer of $24,000 and a Committee retainer (with the exception of the Executive Committee) of $4,000 for each Committee assignment held, and an additional fee for attending Board and Committee meetings (with the exception of Executive Committee meetings) of $1,000 and $500, respectively. Members of the Executive Committee do not receive an annual retainer but do receive a $750 meeting fee. Chairmen of the Audit, Nominating and Compensation Committees are paid an additional annual fee of $2,500.

     Under the terms of a Plan for Election to Defer Director Fees, a director may defer all or part of such fees to any subsequent year or until such individual ceases to be a director. Interest on deferred amounts accrues monthly at prime interest rates. Three directors elected to defer fees in 1994.

     Under the Company's 1988 Stock Option Plan for Nonemployee Directors, all nonemployee directors receive an annual stock option grant of 2,000 shares of the Company's Common Stock. The options vest after six months. The exercise price is equal to the market value of the stock on the date of grant rounded down to the next lower dollar per share if such value is not an even multiple of one dollar.

     All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or any Committee or otherwise by reason of their being a director.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the five other most highly compensated executive officers of the Company for the three fiscal years ended December 31, 1994:

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL                                                            ALL OTHER
                                            COMPENSATION                  LONG-TERM COMPENSATION              COMPENSATION(1)
                                        ---------------------     ---------------------------------------     ---------------
                                                                           AWARDS               PAYOUTS
                                                                  ------------------------     ----------
                                                                   RESTRICTED
     NAME AND PRINCIPAL                                              STOCK          STOCK         LTIP
        POSITION(2)            YEAR      SALARY       BONUS       AWARDS(3)(4)     OPTIONS     PAYOUTS(5)
- ----------------------------   ----     --------     --------     ------------     -------     ----------
Keith E. Bailey                1994     $550,000           (6)    $ 1,202,750 (6)  50,000               0        $    13,500
  Chairman, President and      1993      450,000     $283,500         303,750      40,000      $  573,375             17,961
  Chief Executive Officer      1992      385,000      207,900         207,900           0 (7)           0             17,382
Roy A. Wilkens                 1994     $356,600     $      0     $15,237,474 (8)       0      $1,623,075(10)    $    13,500
  Former President, Williams   1993      315,000      349,606         652,188 (9)       0               0             17,961
  Telecommunications           1992      290,000       26,390               0           0               0             17,382
  Group
Brian E. O'Neill               1994     $304,600     $109,000     $    82,000      16,600               0        $    13,500
  President, Williams
    Natural                    1993      267,250       96,210         108,236      16,600               0             15,603
  Gas and Northwest            1992      249,000       81,000          70,000      16,600               0             15,093
  Pipeline
Lloyd A. Hightower             1994     $271,600     $ 70,200     $    90,000      16,600               0        $    13,500
  President, Williams Field    1993      215,748       81,599          86,513      14,934      $   41,700             17,961
  Services Group               1992      171,500       63,736          25,725      10,800               0             17,382
Stephen L. Cropper             1994     $271,600     $ 80,500     $    81,000      16,600               0        $    13,500
  President, Williams Pipe     1993      220,212       96,893         109,005      16,600      $  312,750             17,961
  Line and Williams            1992      195,850       75,000          65,000      16,600               0             17,382
  Energy Ventures
Joseph H. Williams             1994     $332,219     $      0     $         0       1,334               0        $    13,500
  Former Chairman of           1993      720,000      486,000         486,000      80,000      $1,042,500          2,017,961
  the Board                    1992      685,100      369,954         369,954      73,400               0             17,382

- ---------------

 (1) Consists of contributions made by the Company to the Investment Plus Plan, a defined contribution plan, on behalf of each of the named executive officers and allocations made by the Company to the accounts of the named executive officers under the bonus employee stock ownership component of the Plan. For Mr. Williams, the 1993 amount includes a $2,000,000 retirement differential payment.

 (2) Mr. Williams retired as Chairman of the Board at the May 1994 shareholders meeting and Mr. Bailey was elected to succeed him in that capacity. Williams Telecommunications Group, Inc. was sold on January 5, 1995. Mr. Wilkens is no longer employed by the Company.

 (3) Awards reported in this column include the dollar value of incentive awards converted to deferred stock (restricted stock in the case of Mr. Bailey for 1994) under the terms of the Company's 1990 Stock Plan. Awards converted to deferred stock are done so based on the 52 week average stock price for the award year. Receipt of deferred stock is deferred for three years. The restrictions on the restricted stock award to Mr. Bailey will lapse in one-third increments in 2002, 2003 and 2004.

 (4) The total number of restricted shares held and the aggregate market value at December 31, 1994, were as follows: Mr. Bailey, 65,000 shares valued at $1,633,125 and Mr. Wilkens, 20,000 shares valued at $502,500, excluding, with respect to Mr. Bailey, the 22,000 shares of restricted stock referenced in footnote (6) below. Dividends are paid on the restricted shares at the same time and at the same rate as dividends paid to stockholders generally.

     The total number of shares of deferred stock held and the aggregate market value at December 31, 1994, were as follows: Mr. Bailey, 23,776 shares valued at $597,372; Mr. Wilkens, 519,040 shares valued at $13,040,880; Mr. O'Neill, 18,190 shares valued at $457,024; Mr. Hightower, 8,105 shares valued at $203,638; Mr. Cropper, 10,914 shares valued at $274,214. Aggregate market value is calculated by using $25.125 per share, the closing price of the Company's Common Stock on the New York Stock Exchange Composite Transactions on December 30, 1994.

 (5) The amounts shown, except for Mr. Wilkens, represent payment in 1993 of long-term awards made in 1990 and valued at $26.0625 per share, the average of the high and low prices of the Company's Common Stock reported as New York Stock Exchange Composite Transactions on December 13, 1993, the date of payment.

 (6) Represents 25,000 shares of restricted stock valued at the market price on date of grant ($26) awarded in January 1994 and 22,000 shares of restricted stock valued at December 31, 1994 ($25.125), awarded in 1995 as 1994 incentive compensation in lieu of the cash and deferred stock incentive compensation received by other executive officers.

 (7) Mr. Bailey received a special stock option award in 1991 upon being named President of the Company. As a result, he did not receive a stock option award in 1992.

 (8) Represents the payment of 512,184 deferred shares valued at the market price on the date of grant ($29.75). The payment was made upon termination of the Williams Telecommunications Group, Inc. Long-Term Equity Incentive Plan. Because of his participation in the Equity Plan, Mr. Wilkens did not participate in the Company's stock option plan and only participated to a limited extent in the bonus plan.

 (9) Represents 10,000 shares of restricted stock valued at the market price on the date of the first grant ($20) and 10,000 shares of restricted stock valued at the market price on the date of the second grant ($27.50) and a $177,188 incentive award converted to 6,856 deferred shares.

(10) Represents the payment made upon termination of the Williams
     Telecommunications Group, Inc. Founders Award Plan.

STOCK OPTIONS

     The following table provides certain information concerning the grant of stock options under the Company's 1990 Stock Plan to the named executive officers in 1994:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES OF
                                                                                            STOCK PRICE APPRECIATION
                                           INDIVIDUAL GRANTS(1)                                FOR OPTION TERM(2)
                           -----------------------------------------------------    ----------------------------------------
                           NUMBER OF     PERCENT OF
                           SECURITIES   TOTAL OPTIONS    EXERCISE
                           UNDERLYING    GRANTED TO       OR BASE
                            OPTIONS     EMPLOYEES IN       PRICE      EXPIRATION
          NAME              GRANTED      FISCAL YEAR    (PER SHARE)      DATE       0%            5%                10%
- -------------------------  ----------   -------------   -----------   ----------    ---      --------------    --------------
Keith E. Bailey               16,666          2.08%       $ 25.00      03/24/04     $ 0      $      262,490    $      662,474
                              16,667          2.09          30.00      07/23/04       0             315,006           795,016
                              16,667          2.09          28.00      11/17/04       0             294,006           742,015
                           ---------    ----------                                  ---      --------------    --------------
                              50,000          6.26%                                 $ 0      $      871,502    $    2,199,505
                           =========    ==========                                  ===      ==============    ==============
Roy A. Wilkens                     0(3)        N/A            N/A           N/A     N/A                 N/A               N/A
Brian E. O'Neill               5,533          0.69%       $ 25.00      03/24/04     $ 0      $       87,145    $      219,937
                               5,533          0.69          30.00      07/23/04       0             104,574           263,924
                               5,534          0.69          28.00      11/17/04       0              97,620           246,374
                           ---------    ----------                                  ---      --------------    --------------
                              16,600          2.07%                                 $ 0      $      289,339    $      730,235
                           =========    ==========                                  ===      ==============    ==============
Lloyd A. Hightower             5,533          0.69%       $ 25.00      03/24/04     $ 0      $       87,145    $      219,937
                               5,533          0.69          30.00      07/23/04       0             104,574           263,924
                               5,534          0.69          28.00      11/17/04       0              97,620           246,374
                           ---------    ----------                                  ---      --------------    --------------
                              16,600          2.07%                                 $ 0      $      289,339    $      730,235
                           =========    ==========                                  ===      ==============    ==============
Stephen L. Cropper             5,533          0.69%       $ 25.00      03/24/04     $ 0      $       87,145    $      219,937
                               5,533          0.69          30.00      07/23/04       0             104,574           263,924
                               5,534          0.69          28.00      11/17/04       0              97,620           246,374
                           ---------    ----------                                  ---      --------------    --------------
                              16,600          2.07%                                 $ 0      $      289,339    $      730,235
                           =========    ==========                                  ===      ==============    ==============
Joseph H. Williams(4)              0          0.00%       $ 25.00      03/24/04     $ 0      $            0    $            0
                                 667          0.08          30.00      07/23/04       0              12,606            31,816
                                 667          0.08          28.00      11/17/04       0              11,766            29,695
                           ---------    ----------                                  ---      --------------    --------------
                               1,334          0.16%                                 $ 0      $       24,372    $       61,511
                           =========    ==========                                  ===      ==============    ==============
All Optionees                262,624         32.88%       $ 25.00      03/24/04     $ 0      $    4,136,328    $   10,439,304
                             266,196         33.33          30.00      07/23/04       0           5,031,104        12,697,549
                             269,859         33.79          28.00      11/17/04       0           4,760,313        12,014,123
                           ---------    ----------                                  ---      --------------    --------------
                             798,679        100.00%                                 $ 0(5)   $   13,927,745(5) $   35,150,976(5)
                           =========    ==========                                  ===      ==============    ==============

All Stockholders                 N/A           N/A            N/A        N/A        $ 0      $1,584,885,932(6) $3,999,950,210(6)
Optionee Gain as
  Percentage of all
  Stockholders' Gain             N/A           N/A            N/A        N/A        N/A               0.9%              0.9%

- ---------------

(1) Options generally become exercisable in three equal annual installments beginning within one year after grant. Options generally expire ten years after grant.

(2) The dollar amounts shown result from calculations using 0 percent, 5 percent and 10 percent appreciation rates set by the Securities and Exchange Commission (the "SEC"), compounded annually and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine a present value with reasonable accuracy.

(3) Mr. Wilkens participated in the Williams Telecommunications Group, Inc. Long-Term Equity Incentive Plan and did not receive stock option awards.

(4)  Mr. Williams received stock options in 1994 as a Director of the Company.

(5) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee.

(6) The potential realizable value for all stockholders was calculated based on the number of shares outstanding at year end and the weighted average exercise price for stock options awarded in 1994 ($27.68).

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides certain information on stock option exercises in 1994 by the named executive officers and the value of such officers' unexercised options at December 31, 1994:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED,
                                                                             OPTIONS AT               IN-THE-MONEY OPTIONS
                                                                           FISCAL YEAR-END            AT FISCAL YEAR-END(1)
                                        SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
                 NAME                     ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- --------------------------------------  ---------------   --------   -----------   -------------   -----------   -------------
Keith E. Bailey.......................       4,500        $67,500      188,332         76,668      $1,651,895      $  29,858
Roy A. Wilkens........................           0              0       35,800              0         400,075              0
Brian E. O'Neill......................           0              0       91,398         33,202         772,600         60,870
Lloyd A. Hightower....................           0              0       13,508         30,158          79,212         40,398
Stephen L. Cropper....................           0              0       67,776         33,202         515,249         60,870
Joseph H. Williams....................           0              0       80,533         79,137         501,365        270,671

- ---------------

(1) Based on the closing price on the New York Stock Exchange Composite Transactions of the Company's Common Stock on December 30, 1994 ($25.125), less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. Such values have not been realized and may not be realized. The options have not been exercised and may never be exercised. In the event the options are exercised, their value will depend upon the fair market value of the Company's Common Stock on the date of exercise.

RETIREMENT PLAN

     The Company's Pension Plan is a noncontributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. The Pension Plan generally includes salaried employees of the Company who have completed one year of service. Except as noted below, executive officers of the Company participated in the Pension Plan on the same terms as other full-time employees.

     The normal retirement benefit is a monthly annuity determined by averaging compensation during the four calendar years of employment with the highest average monthly compensation within the ten calendar years preceding retirement. Covered compensation includes amounts in the Bonus and Restricted Stock Awards columns of the Summary Compensation Table (as to deferred stock only and restricted stock in the case of Mr. Bailey). Normal retirement age is 65. Early retirement may be taken with reduced benefits beginning as early as age 55. At retirement, employees are entitled to receive a single-life annuity or one of several optional forms of settlement having an equivalent actuarial value to the single-life annuity.

     The Internal Revenue Code of 1986, as amended (the "Code"), currently limits the pension benefits which can be paid from a tax-qualified defined benefit plan, such as the Pension Plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. As a result, the Company has adopted an unfunded Supplemental Retirement Plan to provide a supplemental retirement benefit equal to the amount of such reduction to every employee whose benefit payable under the Pension Plan is reduced by Code limitations, including the executive officers named in the Summary Compensation Table.

     The following schedule illustrates projected annual retirement benefits based on the formula in effect for service after January 1, 1987, payable under both the tax-qualified and the supplemental retirement plans based on various levels of final average annual remuneration and years of service. The benefits are not subject to deduction for any offset amounts:

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                          ----------------------------------------------------
                REMUNERATION                 15         20         25         30         35
    ------------------------------------  --------   --------   --------   --------   --------
    $  400,000..........................  $108,489   $143,842   $179,060   $214,305   $249,455
       600,000..........................   163,989    217,842    271,560    325,305    378,956
       800,000..........................   219,489    291,842    364,060    436,305    508,456
     1,000,000..........................   274,989    365,842    456,560    547,305    637,955
     1,200,000..........................   330,489    439,842    549,060    658,305    767,456
     1,400,000..........................   385,989    513,842    641,560    769,305    896,956

     As of December 31, 1994, the years of credited service under the Pension Plan for the executive officers named in the Summary Compensation Table were:
Mr. Bailey, 21; Mr. Wilkens, 17; Mr. O'Neill, 7; Mr. Hightower, 21; and Mr. Cropper, 20.

EMPLOYMENT AGREEMENTS

     As authorized by the Board of Directors, the Company has separate employment agreements with certain of the executive officers named in the Summary Compensation Table and certain other individuals. Each agreement is for a term of thirty months, renewing monthly on an "evergreen" basis unless terminated under various termination options.

     The agreements provide that if the Company terminates the agreement, other than for cause, as defined, for disability, as defined, or on less than thirty months' notice or the executive terminates the agreement for breach by the Company, including good reason, as defined, then, subject to the duty to mitigate, the executive shall be entitled to receive damages for breach of the agreement, consisting of (i) a cash payment equal to the executive's compensation, including incentive compensation, that would have been paid during the thirty-month notice period, assuming certain increases; (ii) an increase in the executive's retirement benefits based upon an additional five years of age and credited service; (iii) continuation of the executive's participation in insurance and other fringe benefit plans of the Company, or the provision of equivalent benefits, for a period of five years; and (iv) payment of an amount equal to nonvested contributions to certain other benefit plans of the Company. The Company does not believe that any of such payments would constitute "parachute payments" as defined in Section 280G of the Code and, therefore, would not be subject to the excise tax imposed under the Code. However, in the event the payments are determined to be subject to such tax, the agreements provide that the Company will pay an additional cash amount sufficient to pay such tax.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee is responsible for overseeing and administering the Company's executive compensation program.

COMPENSATION POLICY

     The executive compensation program of the Company is designed to serve the interests of the Company and its stockholders by aligning executive compensation with stockholder objectives and to encourage and reward management initiatives and performance. Specifically, the executive compensation program seeks to:

          (i) implement compensation practices which allow the Company to attract and retain qualified executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business;

          (ii) enhance the compensation potential of executives who are in the best position to contribute to the growth and success of the Company by providing flexibility to compensate individual performance; and

          (iii) directly align the interests of executives with the interests of stockholders through compensation opportunities in the form of Common Stock ownership.

     These objectives are met through a program comprised of base salary, annual cash bonus and deferred stock opportunities directly tied to operating performance, and long-term incentive opportunities primarily in the form of stock options and the selective use of restricted stock. Compensation decisions under the executive compensation program are made by the Committee.

COMPENSATION PROGRAM

     Base Salary. Base salary ranges for the Company's executive officers, including those named in the Summary Compensation Table, are targeted at the 50th percentile of salary survey results. For this purpose, the Company compares itself to a group of natural gas transmission companies which are basically the same companies utilized by Standard & Poor's for the S&P Natural Gas Index used by the Company in the performance graph appearing elsewhere herein. In addition, general compensation survey information supplied by nationally known compensation consulting firms and other information concerning compensation levels and levels of stock option awards, such as compensation and stock option award information disclosed in proxy statements of other companies, are used by the Committee in making compensation decisions. While the Committee did not retain a compensation consulting firm for specific advice on base salary recommendations, the Committee had available to it survey results from such sources. In practice, primarily because of the relatively short period of time in their current positions, all but three of the Company's executive officers are at salary levels below the midpoint in their respective salary ranges.

     The Committee considers base salary adjustments for each of the Company's executive officers annually. The Committee also approves annually a merit increase budget for all officers. For 1994, the merit increase budget approved was 4.5 percent. This target was arrived at after a review of survey data. Within this framework, base salary increases for the Company's executive officers ranged from 1.4 to 4.8 percent, excluding adjustment increases. The average 1994 merit increase for such officers was 3.8 percent and is approximately equal to the average merit increases for all salaried employees in 1994. Specific increases for individual executive officers involve consideration of certain subjective factors, principally the performance of such executive over the prior compensation period.

     Base salary adjustments in 1994 were also impacted by a decision to eliminate an allowance historically paid to executive officers in lieu of various perquisites, the primary component of which was an automobile allowance. This allowance had ranged from $42,150 per year for the Chairman and Chief Executive Officer down to $3,000 per year for certain other officers. A one-time gross up of individual base salaries and range midpoints in the amount of this perquisite allowance was made effective January 1, 1994.

     Cash Bonus and Deferred Stock. In 1994, the Committee approved a special bonus arrangement for Mr. Bailey discussed elsewhere herein. The other executive officers are eligible each year for cash bonuses and deferred stock awards. To the extent such awards are earned, they are paid from an award pool created by applying a performance factor to a dollar amount equal to a percentage of each participant's base salary. The percentage of base salary used for this purpose has been fixed by the Committee for each level of management eligible to receive awards. The percentages of base salary used for this purpose range from 40 percent to 20 percent for the cash bonuses and 30 percent to 10 percent for the deferred stock awards. The performance factor is a percentage applied to the dollar amount so derived to determine the award pools. Performance factors are based on financial results relative to preestablished performance targets.

     The performance targets for cash bonuses and deferred stock awards are set by the Committee at a threshold, plan and stretch level in January of each year. The plan level represents the projected level of performance for the plan year as submitted by the respective business units and as approved by the Board in January of the plan year. Threshold and stretch targets represent the Committee's subjective assessment of performance below which there should be no bonus (the threshold target) and performance at which the full bonus potential should be paid (the stretch target). If actual performance is at plan level, 50 percent of the award pools become available for cash bonuses and deferred stock awards. Performance at levels above or below plan results in award pools representing a linear increase/decrease from plan to stretch and from plan to threshold target levels depending upon where actual performance falls. Where actual results exceed the stretch target, the performance factor applied is within the sole discretion of the Committee, although, except in unusual circumstances, the performance factor may not exceed 100 percent of the award potential. Notwithstanding the financial performance measures used to determine the award pools, the Committee may apply other qualitative, nonfinancial measures in arriving at final award pools. Such nonfinancial measures could include significant business decisions, innovative achievements and timely completion of capital projects within budgeted ranges, among other things. Except in unusual circumstances, there are no awards for performance below the threshold level.

     The performance factor for cash bonuses for 1994 was tied to net income attributable to Common Stock (90 percent) and corporate operating expense (10 percent) for the Company's executives and operating profit of the individual operating companies for executives in these units. The performance factor for deferred stock awards for 1994 was based on the consolidated financial performance of the Company and was tied to net income attributable to Common Stock. Cash bonuses are designed to reward individual business unit performance. Deferred stock awards are viewed as the compensation vehicle for consolidated performance. The Committee chose to tie performance to net income for the Company's executives for cash bonus purposes and for all executives for deferred stock purposes because of the correlation in the benefit to stockholders generally of performance at the net income line. The Committee also believed it to be important that a portion of the cash bonus for the Company's executives be related to their ability to manage operating expenses. The cash bonus for executives in individual business units is tied to operating performance of the respective units to directly align bonuses to the performance of each unit without regard to the performance of any other business unit.

     Once the size of the award pool is determined, cash bonuses and deferred stock awards are made to executive officers from the award pool based on the Committee's assessment of individual performance. The Committee considers certain subjective factors in making individual awards from the award pool, although financial performance is the primary factor in determining the size of the award pool.

     Deferred stock cannot be sold or otherwise disposed of until the applicable deferral period lapses, which is three years from the award date. The value of this award is at risk during the deferral period since the value is tied to the stock price.

     Long-term Compensation. The Company's 1990 Stock Plan, approved by the stockholders in 1990, permits the Committee to grant different types of stock-based awards, including deferred stock discussed above. The 1990 Stock Plan provides for stock option awards giving executives the right to purchase Common Stock over a ten-year period at the market value per share of the Company's Common Stock as of the date the option is granted. Options generally become exercisable in three equal annual installments beginning within one year after grant. The Committee's objective with respect to stock option awards is to provide a long-term component to overall compensation which aligns the interests of executives with the interests of stockholders through stock ownership. Compensation opportunities in the form of stock options serve this purpose.

     The Committee has established stock option award targets for each level of management participating in the stock option program. The target levels were established in 1989 and were based on the recommendations of an outside compensation consultant. The resulting target levels for stock options range from 50,000 shares for the Chairman, President and Chief Executive Officer to 3,400 shares for director level employees. The Committee was advised that the consultant's recommendations were based on an analysis of competitive market practices. In making decisions on stock option awards, the Committee has available to it information on previous stock option awards granted to executive officers. Stock option awards are not tied to preestablished corporate performance targets.

     The 1990 Stock Plan also provides for the issuance of restricted stock, which the executive cannot sell or otherwise dispose of until the applicable restriction period lapses. Restricted stock is normally forfeited if the executive terminates employment for any reason other than retirement, disability or death prior to the lapsing of applicable restrictions. Generally, the Committee uses restricted stock awards primarily to provide, on a selective basis, a vehicle for tying an element of compensation to the executive's willingness to remain with the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee approved a merit increase for Mr. Bailey in 1994 of 4 percent. The recommendation was based primarily on a subjective evaluation of Mr. Bailey's performance in 1993, consideration of other actions taken as described below and a review of market salary data. The Committee also approved a promotional adjustment of 8.8 percent as a result of his election as the Company's Chief Executive Officer. Mr. Bailey's 1994 base salary further reflects the one-time adjustment for elimination of the Company's perquisite allowance discussed previously. Mr. Bailey's base salary is at the low end of the range of salary survey results. With respect to his salary, the Committee approved a special structure designed to move away from cash compensation and tie his compensation more directly to the Company's performance by weighting it more heavily in the form of stock. This objective was achieved by determining the difference between what was believed to be a market-competitive Chief Executive Officer salary and his actual salary, multiplying the difference by eight (the number of years until he reaches age 60), converting the result to a present value and dividing the outcome by the Company's stock price. The calculation resulted in an award of 25,000 shares of restricted stock to Mr. Bailey that will vest in one-third increments beginning in 2002. The restricted stock is forfeited if Mr. Bailey voluntarily terminates before age 60 or is terminated by the Board for cause.

     In 1994, the Committee approved a special incentive compensation program for Mr. Bailey. As a result, Mr. Bailey does not participate in the cash bonus and deferred stock programs applicable to other executive officers and previously described herein. Consistent with the Committee's efforts to weight Mr. Bailey's base compensation more heavily in the form of stock, the incentive compensation program approved for him pays out entirely in restricted stock to the extent earned. The maximum award potential under the program is equal to 100 percent of base salary. The amount of the award earned and paid is determined by the Committee giving consideration to three equally weighted performance components: net income attributable to Common Stock compared to a preestablished target; stock performance compared to the stock performance of a peer group; and a subjective evaluation of performance. Any award earned is paid in the form of restricted stock (versus cash and deferred stock, the receipt of which is deferred three years) and will vest in one-third annual installments beginning in 2002. The restricted stock awards are forfeited on voluntary termination.

     The full Board meets in executive session in November of each year to review Mr. Bailey's performance. The session is conducted without Mr. Bailey present, and the meeting is chaired by the Chairman of the Compensation Committee. The results of this performance review, which are shared with Mr. Bailey, are used by the Compensation Committee in making its subjective review of Mr. Bailey's performance for compensation purposes.

     A stock option grant of 50,000 shares was also approved for Mr. Bailey in 1994. This award represents 100 percent of the target for stock option awards previously established by the Committee for the Chairman, President and Chief Executive Officer position. The specific award, relative to the target, was based on a subjective analysis of Mr. Bailey's performance.

OTHER MATTERS

     New Section 162(m) of the Code places a $1 million per person limitation on the tax deduction the Company may take for compensation paid to its Chief Executive Officer and its four other highest paid employees, unless, in general, the compensation constitutes performance-based compensation as defined by the Code. To the extent that any executive compensation exceeds this limitation, it is expected that such cases will represent isolated, nonrecurring situations arising from special circumstances. The Committee would expect to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent possible.

                                            THE COMPENSATION COMMITTEE

                                              Thomas H. Cruikshank, Chairman
                                              Ralph E. Bailey
                                              Glenn A. Cox
                                              Jack A. MacAllister
                                              Gordon R. Parker

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the S&P Corporate-500 Stock Index and the S&P Natural Gas Index for the period of five fiscal years commencing January 1, 1990:


                                   [GRAPH]

                                 The Williams
      Measurement Period          Companies,                      S&P Natural
    (Fiscal Year Covered)            Inc.           S&P 500           Gas
1989                                    100.00          100.00          100.00
1990                                     70.30           96.89           87.53
1991                                    108.69          126.42           76.10
1992                                    116.20          136.05           84.06
1993                                    148.67          149.76           99.81
1994                                    157.92          151.74           95.21

     The Company's interstate natural gas pipelines contributed approximately 45 percent of 1994 operating profit. The Company's gathering and processing activities, substantially all of which are nonregulated, contributed approximately 38 percent of 1994 operating profit. The Company also owns and operates an interstate petroleum products pipeline (approximately 18 percent of 1994 operating profit). The majority of the Company's telecommunications assets were sold in January 1995. The results of operations of the assets sold are reported as discontinued operations in the Company's 1994 Consolidated Financial Statements. These discontinued operations generated approximately 36 percent of the Company's net income in 1994. As a result of this asset mix, the Company does not believe there is a published industry or line of business index that is appropriate for comparing stockholder returns. The Company elected not to construct its own peer group for comparative purposes, as permitted under the SEC rules, because just as there is no published industry or line of business index in which the Company fits, there are no other entities with asset mixes similar to the Company's from which to construct a peer group. In management's judgment, the closest comparative group is represented by the S&P Natural Gas Index which is reflected in the graph above, and this will be particularly true over future periods with the sale of certain telecommunications assets referenced above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the only person known to the Company who owns, or may be deemed to own, beneficially more than 5 percent of the Common Stock of the Company. Information contained in this table is based on the Schedule 13G filed by such person with the SEC.

                                                                                       AS A PERCENTAGE
                                                                     AMOUNT OF            OF COMMON
           NAME AND ADDRESS OF                                      COMMON STOCK            STOCK
             BENEFICIAL OWNER                                    BENEFICIALLY OWNED      OUTSTANDING
    ----------------------------------                           ------------------    ---------------
    FMR Corp...................................................       7,350,095              8.1%
    82 Devonshire Street
    Boston, MA 02109

     The Schedule 13G filed by FMR Corp. indicates that it has sole voting power with respect to 140,667 shares and sole dispositive power with respect to all 7,350,095 shares.

     The following table sets forth, as of March 24, 1995, the amount of the Company's Common Stock beneficially owned by each of its directors, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group who were serving in such capacities at such date.

                                                             AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                          -----------------------------------------------
                                                             SOLE        OPTIONS
                                                          VOTING AND   EXERCISABLE     OTHER      PERCENT
                                                          INVESTMENT     WITHIN      BENEFICIAL     OF
              NAME OF INDIVIDUAL OR GROUP                   POWER        60 DAYS     OWNERSHIP     CLASS
- --------------------------------------------------------  ----------   -----------   ----------   -------
Harold W. Andersen......................................      3,906        4,001           --       *
Keith E. Bailey.........................................    184,804      218,331          580       *
Ralph E. Bailey.........................................      5,000       13,333           --       *
Glenn A. Cox............................................      2,000        4,667           --       *
Stephen L. Cropper......................................     23,099       84,376           --       *
Thomas H. Cruikshank....................................        600        9,333           --       *
Ervin S. Duggan.........................................         --          667           --       *
Lloyd A. Hightower......................................     74,125       27,619           --       *
Robert J. LaFortune.....................................        400        7,333       10,000       *
James C. Lewis..........................................      4,000       13,333           --       *
Jack A. MacAllister.....................................      3,000          667           --       *
James A. McClure........................................        320        7,333           --       *
Peter C. Meinig.........................................      1,000        2,667        2,150       *
Brian E. O'Neill........................................     29,604      107,998           --       *
Kay A. Orr..............................................      1,000        7,333           --       *
Gordon R. Parker........................................      2,000       13,333           --       *
Joseph H. Williams......................................    295,539      132,335           --       *
All directors and executive officers as a group (24
  persons)..............................................    962,815      813,811       13,336       2.0%

- ---------------

* Less than 1 percent.

     No director or officer of the Company owns beneficially any securities of the Company's subsidiaries other than directors' qualifying shares.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10 percent of the Company's stock to file certain reports with the SEC and the New York Stock Exchange concerning their beneficial ownership of the Company's equity securities. The SEC regulations also require that a copy of all such
Section 16(a) forms filed must be furnished to the Company by the executive officers, directors and greater than 10 percent stockholders.

     Based on a review of the copies of such forms and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that during 1994 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent stockholders were met with the exception of four reports. Mrs. Kay A. Orr, a director, and Messrs. Stephen L. Cropper, President of one of the Company's subsidiaries, James R. Herbster, Senior Vice President of the Company, and Gary R. Belitz, Controller of the Company, did not timely file reports relating, in each case, to a single transaction.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed, subject to stockholder approval, the firm of Ernst & Young LLP, independent public accountants, as the independent auditor of the Company for calendar year 1995. The firm of Ernst & Young LLP and its predecessor has served the Company in this capacity for many years. Management recommends a vote "FOR" the ratification of Ernst & Young LLP as auditors for 1995.

     A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided.

STOCKHOLDER PROPOSALS FOR 1996

     In order for a stockholder proposal to be considered for inclusion in the Company's 1996 Proxy Statement, such proposal must be received by the Company no later than December 1, 1995. The proposal should be sent to the attention of the Corporate Secretary.

GENERAL

     The Company knows of no matters to be presented at the meeting other than those included in the Notice. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider the best interests of the Company. The enclosed proxy confers discretionary authority to take action with respect to any additional matters which may come before the meeting.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

                                             By Order of the Board of Directors

                                                      David M. Higbee
                                                         Secretary
Tulsa, Oklahoma
March 29, 1995

P R O X Y

                         THE WILLIAMS COMPANIES, INC.

            Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting of Stockholders, May 18, 1995

     The undersigned stockholder of The Williams Companies, Inc. hereby appoints KEITH E. BAILEY, J. FURMAN LEWIS and JACK D. McCARTHY, jointly and severally with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Williams Companies, Inc. to be held on the 18th day of May, 1995, and at any and all adjournments thereof, on all matters coming before said meeting.

                                               Change of Address
Election of Directors, Nominees:
                                       ____________________________________
Glenn A. Cox,
Thomas H. Cruikshank,                  ____________________________________
Patricia L. Higgins,
Gordon R. Parker and                   ____________________________________
Joseph H. Williams
                                       ____________________________________
                                       (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATINS. THE PROXY CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                   /SEE REVERSE
                                                                      SIDE/



/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.
   This proxy, when properly executed, will be voted in the manner directed herein.
If no direction is made, this proxy will be voted FOR proposals 1 and 2.

                               FOR         WITHHELD
1. Election of
   Directors.
   (see reverse)

                               FOR         AGAINST     ABSTAIN
2. Ratification of Ernst
   & Young LLP as
   auditors for 1995.

3. In the discretion of one or
   more of said proxies upon any
   other business as may property
   come before the meeting and
   any adjournments thereof.

For, except vote withheld from the following nominee(s):

________________________________________________________

The Signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

SIGNATURE(S)_________________________________ DATE_____________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.